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                                                                       Exhibit l

[GOODWIN, PROCTER & HOAR LLP LETTERHEAD]






                                                              December 10, 1997

CIGNA High Income Shares
950 Winter Street
Waltham, MA  02154

Ladies and Gentlemen:

         As counsel to CIGNA High Income Shares, a Massachusetts business trust (the "Trust"), we have been asked to render our opinion with respect to the issuance of up to 12,600,000 additional shares of beneficial interest of the Trust, with no par value (the "Common Shares"), upon the exercise of rights to be issued by the Trust to its existing shareholders (the "Rights Offering"). The Rights Offering is more fully described in the prospectus (the "Prospectus") contained in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 of the Trust (file number 333-37569) being filed with the Securities and Exchange Commission on December 10, 1997 (the "Registration Statement").

         We have examined the Agreement and Declaration of Trust dated October 27, 1987, as amended, the By-Laws of the Trust, as amended, the records of certain meetings of the Trustees, the Prospectus, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the Common Shares, when issued and sold pursuant to the Rights Offering in accordance with the terms of the Prospectus in effect at the time of sale, will be validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm as the legal counsel for the Trust in the Prospectus contained in the Registration Statement.

                                               Very truly yours,



                                               GOODWIN, PROCTER & HOAR LLP